EXHIBIT 3

1 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans Farms, Inc. – Enhancing Shareholder Value Prepared by Sandell Asset Management Corp. September 2013

2 Strictly Confidential. Do Not Duplicate or Distribute. Disclaimer THIS PRESENTATION WITH RESPECT TO BOB EVANS FARMS, INC. (“BOB EVANS” OR THE “COMPANY’”) IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY OR PARTICULAR NEED OF AN Y SPECIFIC PERSON WHO MAY RECEIVE THIS PRESENTATION, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION . THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF SANDELL ASSET MANAGEMENT CORP. (“SAMC”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION AND SAMC ANALYSES. CERTAIN FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FRO M FILINGS MADE WITH THE SEC BY THE COMPANY OR OTHER COMPANIES CONSIDERED COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS. SAMC HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION INDICATED HEREIN AS HAVING BEEN OBTAINED OR DERIVED FROM A THIRD PARTY. ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPOR T OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE COMPANY WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIA L IMPACT OF SAMC’S ACTION PLAN SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT SAMC BELIEVES TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THIS PRESENTATION DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. SAMC RESERVES THE RIGHT TO CHANGE ANY OF ITS OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. SAMC DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN. UNDER NO CIRCUMSTANCES IS THIS PRESENTATION TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. PRIVATE INVESTMENT FUNDS ADVISED BY SAMC CURRENTLY HOLD SHARES OF COMMON STOCK AND SECURITIES REPRESENTING AGGREGATE BENEFICAL OWNERSHIP OF APPROXIMATELY 5.1% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY. SAMC MANAGES INVESTMENT FUNDS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING – PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE SAMC AND/OR ONE OR MORE OF THE INVESTMENT FUNDS IT MANAGES, FROM TIME TO TIME (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), TO SELL ALL OR A PORTION OF THEIR SHARES (INCLUDING VIA SHORT SALE S), BUY ADDITIONAL SHARES OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. SAMC AND SUCH INVESTMENT FUNDS ALSO RESERVE THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO THEIR INVESTMENTS IN THE COMPANY AS THEY MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE COMPANY, THE BOARD OF DIRECTORS OF THE COMPANY AND OTHER INVESTORS AND THIRD PARTIES, AND CONDUCTING A PROXY OR CONSENT SOLICITATION WITH RESPECT TO POTENTIAL GOVERNANCE CHANGES, INCLUDING THE ELECTION OF PERSONS TO THE BOARD OF DIRECTORS OF THE COMPANY .

3 Strictly Confidential. Do Not Duplicate or Distribute. Executive Summary ♦ We believe that Bob Evans Farms, Inc. (“Bob Evans” or the “Company”) is materially undervalued, as its stock price does not reflect the intrinsic value of its underlying assets • The Company suffers from a conglomerate discount as a result of the Company’s two business segments : (1) a family - dining restaurant business, Bob Evans Restaurants, and (2) a packaged foods business, BEF Foods, and trades at a discount to both publicly - traded family - dining restaurant and packaged foods companies . • The stock price of Bob Evans has under - performed many other publicly - traded family - dining restaurant peers over the last 3 - year and 5 - year time periods . • The CEO of Bob Evans has been awarded a 4 - year extension to his employment agreement while presiding over stock price under - performance as well as the poor results and delayed sale of the Mimi’s Café restaurant chain . • The Company’s stock price does not reflect the significant embedded value of the Company’s owned real estate, particularly considering that all of Bob Evans restaurants will have been remodeled by the end of Fiscal 2014 . • While the Company’s recent incremental $ 150 million share repurchase authorization is a positive, the Company has the ability to return substantially more cash to its shareholders . ♦ We believe the Company should take a multi - step approach in order to realize this value • Step 1 : The Company should separate its food products business (BEF Foods) through a sale or a spin - off to its shareholders . • Step 2 : The Company should unlock the value embedded in its many owned restaurant properties through a sale - leaseback transaction . • Step 3 : The Company should implement a large self - tender with most of the proceeds generated from Step 1 and Step 2 . Bob Evans Farms, Inc. – Enhancing Shareholder Value

4 Strictly Confidential. Do Not Duplicate or Distribute. Executive Summary ♦ We believe that significant value can be delivered to the shareholders of Bob Evans • I f Bob Evans were to pursue Step 1 , Step 2 , and Step 3 , we believe the Company could generate approximately $ 1 . 08 billion in proceeds and use 75 % of such proceeds to repurchase its shares at $ 58 per share and be left with a well - positioned, pure - play restaurant company with significant cash on its balance sheet that would likely realize a positive re - rating by the investment community . • A potential post - tender stock price of between approximately $73 per share and $84 per share, or an average price of $78.50 per share, could be justified . Bob Evans Farms, Inc. – Enhancing Shareholder Value

5 Strictly Confidential. Do Not Duplicate or Distribute. Business Overview ♦ Bob Evans Farms, Inc . is comprised of two business segments : Bob Evans Restaurants and BEF Foods . Bob Evans Restaurants operates 560 full - service family - dining restaurants located in 19 states . BEF Foods produces a broad line of packaged food products sold at over 30 , 000 + retail locations in 50 states, as well as Canada and Mexico . ($ in millions) Net Sales (FY 2013) (Adjusted) % of Total Bob Evans Restaurants $ 981.4 73.8% BEF Foods 348.8 26.2% Total Net Sales $ 1,330.2 100.0% EBITDA (FY 2013) (Adjusted) % Margin Bob Evans Restaurants $ 134.4 13.7% BEF Foods 43.2 12.4% Total EBITDA $ 177.6 13.4% Operating Income (FY 2013) (Adjusted) % Margin Bob Evans Restaurants $ 80.7 8.2% BEF Foods 30.8 8.8% Total Operating Income $ 111.5 8.4% Bob Evans Farms, Inc. – Enhancing Shareholder Value

6 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans Restaurants • Bob Evans Restaurants is the restaurant business of Bob Evans Farms, Inc . (The Company sold its other restaurant concept, Mimi’s Cafes, on February 15 , 2013 . ) • Bob Evans Restaurants is a full - service, family - dining restaurant chain featuring a wide variety of menu items and a significant presence in the mid - western United States, as is illustrated by the following map : Bob Evans Farms, Inc. – Enhancing Shareholder Value 560 Restaurants 19 States As of 7/26/13

Bob Evans Farms, Inc. – Enhancing Shareholder Value

Castlerigg Investments

Bob Evans Restaurants

- Bob Evans Restaurants are generally open from 6:00 AM or 7:00 AM until 9:00 PM or 10:00 PM Sunday through Thursday, with extended hours on Friday and Saturday at some locations. As such, the restaurant business is not dependent upon any particular day-part and in Fiscal 2013 breakfast, lunch, and dinner accounted for 30%, 37%, and 30% of total Bob Evans Restaurant revenue, respectively.

- In order to increase revenue, Bob Evans has embarked on an aggressive "Farm Fresh Refresh" program to remodel its restaurants. Beginning in Fiscal 2010, the Company has seen an increase in its capital expenditures to $135.4 million for Fiscal 2013, due in large part to the acceleration of its Farm Fresh Refresh initiative, and the Company expects to spend between $175 million to $200 million in Fiscal 2014E as it completes its Farm Fresh Refresh efforts.

	FY2010	FY2011	FY2012	FY2013	FY2014E
Total Capital Expenditures	$51.3 MM	$44.0 MM	$88.4 MM	$135.4MM	$187.5MM
# of Farm Fresh Remodels	1	31	87	195	233

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Strictly Confidential
Do Not Duplicate or Distribute

SANDELL Asset Management

8 Strictly Confidential. Do Not Duplicate or Distribute. Bob Evans Restaurants • The remodeled “Farm Fresh” restaurants feature a new “Taste the Farm” bakery section and a dedicated carryout area . The Company has spent approximately $ 225 , 000 per refreshed restaurant and expects to have 100 % of its restaurants remodeled by the end of Fiscal 2014 (April 2014 ) . • In Fiscal 2013 , remodeled Farm Fresh Refresh restaurants contributed approximately + 3 . 7 % in sales increase, compared to non - refreshed restaurants, which recorded a same - store sales increase of + 0 . 1% , as compared to Fiscal 2012 . Bob Evans has targeted a 20% + ROI on the capital expended on its Farm Fresh remodels and hopes to drive carryout and bakery sales to 25 % of sales by Fiscal 2018 , from 11 % of sales in Fiscal 2013 , for a $ 300 million market opportunity . Bob Evans Farms, Inc. – Enhancing Shareholder Value

9 Strictly Confidential. Do Not Duplicate or Distribute. BEF Foods • BEF Foods is the retail packaged foods business of Bob Evans Farms, Inc . • BEF Foods offers a wide variety of food products under the Bob Evans and Owens brand names, with over 100 varieties of branded fresh, smoked and fully - cooked pork sausage and hickory - smoked bacon products and over 50 convenience food items, such as mashed potatoes, macaroni and cheese, microwaveable sandwiches and slow - roasted main dish entrees, in the refrigerated and frozen areas of grocery stores . • Bob Evans has grown the BEF Foods segment internally and through acquisition, having recently spent approximately $ 50 million in August of 2012 for the acquisition of the Kettle Creations brand and a 100 , 000 square foot production facility that produces mashed potatoes, macaroni and cheese, and other side dishes . BEF Foods has continued to reduce its reliance on the sale of sausage, which accounted for just 30 % of BEF Foods sales in Fiscal 2013 . Bob Evans Farms, Inc. – Enhancing Shareholder Value FY 2009 Sales Mix (pounds) FY 2013 Sales Mix (pounds) Food Service Sausage Frozen Other Side Dishes Side Dishes Food Service Sausage Frozen 5% Other 3% Sausage sales mix (all categories): 43% Sausage sales mix (all categories): 30%

10 Strictly Confidential. Do Not Duplicate or Distribute. BEF Foods • As a result of its efforts, BEF Foods is nearly 90 % vertically integrated and recent restructuring initiatives have contributed to an increase in operating income for this segment from $ 16 . 0 million in Fiscal 2009 to $ 30 . 8 million in Fiscal 2013 . • The Company aims to grow BEF Foods through new product introductions and hopes to reach 40 , 000 grocery stores in 2015 from 30 , 000 + currently . In addition, in order to achieve further margin improvement the Company is closing two food production plants and is spending approximately $ 40 million to modify and add production lines to its food production facility in Sulphur Springs, Texas . Bob Evans Farms, Inc. – Enhancing Shareholder Value Adjusted Operating Income ($ millions)* *FY 2009 , FY 2012 , and FY 2013 adjusted operating income are non - GAAP measures and include adjustments of $ 0 . 4 million, ( $ 0 . 8 ) million and $ 168 . 3 million, respectively . For additional detail concerning these adjustments, see the Company’s June 3 , 2009 and June 5 , 2013 Form 8 - K filings . $16.0 $2.4 $19.7 $30.8 FY 09 FY 12 No Mitigation FY 12 FY 13 Launched lean mfg. program Transitioned from DSD (direct - to - store d istribution) to warehouse Expanded side dish products Optimized sausage plant network

11 Strictly Confidential. Do Not Duplicate or Distribute. Current Valuation Stock Price (as of 9/19/13 ) $57.03 Shares Outstanding 27.3 MM Market Value $ 1,555.6 Add: Debt 215.5 Less: Cash and Long - Term Investments (35.3) Mimi's Seller Note (Face) (30.0) Enterprise Value (EV) $ 1,705.8 FY 2014E EBITDA (1) $ 197.0 EV as a Multiple of FY 2014E EBITDA 8.7 x ( $ in millions except per share) • The Company is trading at a steep discount to both publicly - traded family - dining restaurant companies and packaged food companies, as is shown on the next page . (1) Internal estimates, adjusted for 1 - time and other costs . Bob Evans Farms, Inc. – Enhancing Shareholder Value

12 Strictly Confidential. Do Not Duplicate or Distribute. Publicly - Traded Comparable Company Valuation Restaurants (Family - Dining) EV to Market Enterprise FY2014E FY2014E Value Value (EV) EBITDA EBITDA Brinker International $ 2,802.0 $3,550.3 $438.2 8.1 x Cracker Barrel 2,473.3 2,814.9 292.4 9.6 Denny' s 574.2 748.8 83.0 9.0 DineEquity 1,316.9 2,632.2 269.4 9.8 Average 9.1 x Packaged Food Companies EV to Market Enterprise FY2014E FY2014E Value Value (EV) EBITDA EBITDA Campbell Soup Company $ 13,214.7 $17,334.7 $1,638.5 10.6 x ConAgra Foods 12,999.9 22,491.4 2,420.9 9.3 Hillshire Brands 3,954.2 4,505.2 516.8 8.7 Hormel 11,599.7 11,528.6 1,049.4 11.0 Average 9.9 x ($ in millions ) Source: Bloomberg (9/19/13) Bob Evans Farms, Inc. – Enhancing Shareholder Value

13 Strictly Confidential. Do Not Duplicate or Distribute. 3 - Year Under - Performance Bob Evans Farms, Inc. – Enhancing Shareholder Value • Bob Evans has under - performed other selected publicly - traded family - dining restaurant peers, by as much as 41.1%, over the last 3 years.

14 Strictly Confidential. Do Not Duplicate or Distribute. 5 - Year Under - Performance Bob Evans Farms, Inc. – Enhancing Shareholder Value • The under - performance of Bob Evans over the last 5 years has been even more pronounced, as the Company has under - performed all selected publicly - traded family - dining restaurant peers by as much as 150.5%.

15 Strictly Confidential. Do Not Duplicate or Distribute. CEO Rewarded for Under - Performance Bob Evans Farms, Inc. – Enhancing Shareholder Value • Steven A. Davis, who serves as both CEO and Chairman of the Board, was hired in May of 2006 and was recently awarded a 4 - year extension to his employment agreement. • Mr. Davis has presided over the Company during many years of relative stock price under - performance, including the aforementioned 3 - year and 5 - year time periods. • As CEO, Mr. Davis had overseen the persistent poor results at the Mimi’s Café restaurant chain: Mimi's Café - Comp. Store Sales FY 2012 - 4.00% FY 2011 - 4.50% FY 2010 - 7.20% FY 2009 - 7.20% FY 2008 - 2.40% • Purchased for $183 million in July of 2004, Mimi’s Café was sold for $50 million in February of 2013, realizing a $133 million loss.

Bob Evans Farms, Inc. – Enhancing Shareholder Value

Castlerigg Investments

Step 1 – Separate BEF Foods

- Bob Evans Restaurants and BEF Foods are managed independently, have limited operational synergies, and taken together present a confusing story to investors, leading to a diminished valuation.
- Valued separately, we believe BEF Foods would realize a higher value than Bob Evans Restaurants, based upon the double-digit EBITDA multiples afforded to certain pure-play packaged food companies, compared with the single digit multiples where public restaurant companies trade. As such, the Company should take steps to separate BEF Foods, including filing a preliminary registration statement for an IPO, as a pre-cursor to a full spin-off.
- While we would encourage the exploration of a spin-off of the BEF Foods business, robust M&A activity in the packaged foods space may make a sale of BEF Foods another method to deliver shareholder value. *(Note recent comments from The Hillshire Brands Company's CFO Maria Henry in their May 2, 2013 conference call: "We do see M&A as a way to create significant shareholder value…We'll have a discipline[d] approach to M&A, clearly, and we're looking for acquisitions that align with our strategic vision".)*

BEF Foods FY 2014E EBITDA (1)	$50.7 MM
Multiple of EBITDA	11.0 x
Proceeds from Sale of BEF Foods Business	**$557.7 MM**

- A sale of BEF Foods at 11.0x EBITDA may be conservative given recent private market transactions involving packaged food companies such as Ralcorp and Heinz, which were acquired at multiples of 12.5x and 14.3x EBITDA, respectively, according to Bloomberg.

(1) Internal estimates, adjusted for 1-time and other costs.

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SANDELL ASSET MANAGEMENT

17 Strictly Confidential. Do Not Duplicate or Distribute. Step 2 – Extract Value from Real Estate via Sale – Leaseback Transaction Bob Evans Restaurants: # of Owned Properties 482 # of Leased Properties 78 Total # of Restaurants 560 % of Restaurants that are Owned 86.1% Bob Evans Farms, Inc. – Enhancing Shareholder Value • Bob Evans owns the real estate of 86% of the Company’s restaurants, all of which are expected to be remodeled at significant cost by the end of Fiscal 2014. Average Revenue per Bob Evans Restaurant (2013) $ 1.75 MM Number of Owned Bob Evans Restaurants 482 Estimated "Owned Restaurant" Revenue $ 843.5 MM Estimated Additional Rent Expense @ 6.00% of Revenue $50.6MM Estimated Cap. Rate in Sale – Leaseback 7.00% Proceeds from Sale - Leaseback $722.9MM • Bob Evans should take steps to unlock the substantial value inherent in these 482 owned restaurant properties.

18 Strictly Confidential. Do Not Duplicate or Distribute. Step 2 (cont’d) – Extract Value from Real Estate via Sale – Leaseback Transaction • The valuation on the previous page assumes an incremental rent expense equal to 6 . 0 % of owned restaurant revenue that is capitalized at a 7 . 0 % cap rate, which is conservative compared with lower cap rates witnessed in recent restaurant sale - leaseback transactions . (See casual - dining restaurant chain Ruby Tuesday’s July 24 , 2013 earnings conference call : “We have now finished our sale - leaseback program, which resulted in the completion of transactions on 37 restaurants, resulting in $ 83 million of gross proceeds at average cap rates under 6 . 7% , including cap rates in the range of 6 . 25 % on our most recent transactions . ”) • We believe our $ 722 . 9 million estimate of Bob Evans’ real estate value is conservative (See 4 / 26 / 13 CL King research report : “The company’s real estate could be worth another $ 800 MM - $ 1 B” and 1 / 30 / 13 Stephens Inc . research report : “We are upgrading BOBE … due to what we view as a cleaner story for investors with improving margins, good underlying sales momentum in its core businesses and nearly $ 900 mil . in real estate value” . ) • $ 722 . 9 million works out to $ 1 . 50 million per owned restaurant, which is significantly below the Company’s stated cost to build a new restaurant . As noted on page 4 of the Company’s 10 - K for the fiscal year ended April 29 , 2011 : “In fiscal 2011 , it cost approximately $ 2 . 3 million to build a new stand - alone Bob Evans restaurant, including the land . ” • We have availed ourselves of outside expert tax guidance and we believe, given the stated book value of the Company’s land holdings, along with the significant expenditures associated with the Company’s restaurants, that the tax impact in a sale - leaseback transaction would not be prohibitive . Bob Evans Farms, Inc. – Enhancing Shareholder Value

19 Strictly Confidential. Do Not Duplicate or Distribute. Step 3 – Repurchase Shares via Self - Tender ($ in millions) Sources of Cash for Share Repurchase: Proceeds from Sale - Leaseback $722.9 Proceeds from Sale of BEF Foods Business 557.7 Less : Estimated Taxes (1) (204.2) Total Cash Available for Share Repurchase $1,076.4 Utilize 75.0% of Cash to Repurchase Shares $807.3 Price per Share Paid for Shares Repurchased $ 58.00 per share Total Shares to be Repurchased 13.9 MM • The Company could repurchase a significant amount of stock at a price of $58 per share and be left with substantial cash on its balance sheet. (1) Internal estimates. Bob Evans Farms, Inc. – Enhancing Shareholder Value • After pursuing Step 1 and Step 2, the Company would have approximately $1.08 billion in cash, 75% of which could be returned to shareholders via a share repurchase through a large self - tender.

20 Strictly Confidential. Do Not Duplicate or Distribute. Pro - Forma Valuation • Pro - forma for the preceding transactions, a stock price of between approximately $ 73 per share and $ 84 per share, or an average price of $ 78 . 50 per share, could be justified . (1) Internal estimates, adjusted for 1 - time and other costs. (2) Assumes internally estimated tax - efficiencies. Bob Evans Farms, Inc. – Enhancing Shareholder Value ($ in millions) Base Upside Case Case (2) Bob Evans Restaurant FY2014E EBITDA (1) $146.3 $146.3 Less: Additional Rent Expense (50.6) (50.6) Pro - Forma FY2014E EBITDA $95.7 $95.7 Multiple of EBITDA 9.0 x 9.0 x Value of Bob Evans Restaurants $861.3 $861.3 Add: Remaining Cash Proceeds after Share Repurchase 269.1 406.5 Cash and Long - Term Investments 35.3 35.3 Mimi's Seller Note 30.0 30.0 Less: Debt (215.5) (215.5) Equity Value $980.2 $1,117.7 Shares Outstanding: Current Shares 27.3 MM 27.3 MM Repurchased Shares (13.9) (13.9) Pro - Forma Shares Outstanding 13.4 MM 13.4 MM Price per Share $73.38 $83.67

21 Strictly Confidential. Do Not Duplicate or Distribute. Further Potential Upside • There has been significant M&A activity involving publicly - traded restaurant companies. Value Announced Announced as a Multiple Target Name Date Value of EBITDA Benihana Inc. 5/22/2012 $275.9 10.2 PF Chang's China Bistro, Inc. 5/2/2012 1,164.7 9.9 O'Charley’s Inc. 2/6/2012 282.0 8.4 California Pizza Kitchen, Inc. 5/25/2011 449.4 7.7 • Acquisition multiples of EBITDA have increased in a linear manner over the last two years . • Bob Evans, as a pure - play family - dining restaurant company subsequent to the separation of BEF Foods, with an entirely remodeled store base, could be an attractive acquisition candidate. Source: Bloomberg Bob Evans Farms, Inc. – Enhancing Shareholder Value